Exhibit 99.1

WHITESTONE REIT WELCOMES TERMINATION OF
AMERICAN SPECTRUM’S MINI TENDER OFFER

HOUSTON, TX May 4, 2007: Whitestone REIT, formerly known as Hartman Commercial Properties REIT (HCP REIT), announced today that it welcomed the news that American Spectrum has dropped its tender offer to purchase 485,000 shares of Whitestone REIT.

On February 28, American Spectrum had announced that it had not succeeded in acquiring 4.9% of the Whitestone REIT shares and was extending its tender offer to May 30. It is this extension that has now been terminated.

The REIT noted that American Spectrum’s decision to withdraw eliminates the expenditure of REIT management time and cost and now management can be focused on the execution of Whitestone REIT’s strategic plan to grow the REIT profitably, enhance shareholder value and gain a listing on a national exchange.

Chairman and Interim Chief Executive Officer James C. Mastandrea said, “We are pleased that American Spectrum has terminated its tender offer, which may have been confusing to investors.

“Our operations are solid and we have made significant progress despite the distractions,” he added.

Mastandrea noted that the litigation that effected the REIT’s profitability in the two previous quarters resulted primarily from the termination of the REIT’s former chairman and CEO Allen R. Hartman and the termination of the management relationship with Hartman Management LP. A substantial portion of the legal fees and expense are related to defending an unsolicited consent solicitation by Hartman. Mastandrea said that while the litigation expense is significant, it will become less consequential over time and should not hamper the REIT’s future success.

“Our recent court victory confirms our conviction that Whitestone acted properly,” he concluded.

The REIT reported that the operational progress achieved since the October 2 and the termination of the relationships with Hartman are detailed in the Chairman’s letter to shareholders in the 2006 Annual Report available at www.whitestonereit.com

ABOUT WHITESTONE REIT (FORMERLY HARTMAN COMMERCIAL PROPERTIES REIT “HCP REIT”)
Whitestone REIT owns and operates retail, office and office warehouse properties, 33 of which are in the Houston area, two office buildings in Dallas, and a retail plaza in San Antonio. For more information go to http://www.whitestonereit.com

Forward-Looking Statement:
This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, and the impact of competitive services and pricing and general economic risks and uncertainties.

For more information, please contact:

James C. Mastandrea
Chairman, CEO
WHITESTONE REIT
713-827-9595

Dick Vaughan, Director of Marketing and Public Relations
WHITESTONE REIT
713-827-9595, EXT 3034